EXHIBIT 6



                              Merit Partners, LLC
                    c/o NorthStar Capital Investment Corp.
                              527 Madison Avenue
                           New York, New York 10022



                                                     June 25, 2003




VIA FACSIMILE

Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
Attention: Raymond R. Brandstrom
Facsimile No.: (206) 301-4500


             RE:   9% Cumulative Convertible Exchangeable
                   Redeemable Preferred Stock

Dear Ray:

         Reference is made to the Repurchase Agreement, dated as of May 14, 2003 (the "Agreement"), by and between Emeritus Corporation, a Washington corporation (the "Purchaser"), as purchaser, and Merit Partners, LLC, a New York limited liability company (the "Seller"), as seller. Capitalized terms used and not otherwise defined in this letter agreement shall have the respective meanings ascribed to such terms in the Agreement.

         The Seller understands that the Purchaser will not have satisfied certain of the Conditions to Closing identified in Section 2.4 of the Agreement prior to the Termination Date and further understands that the Purchaser has requested that the Seller extend the Termination Date until July 31, 2003.

         In accordance with the terms and subject to the conditions of this letter agreement, the Seller hereby agrees to extend the Termination Date until July 31, 2003 upon receipt of a deposit by wire transfer to the bank account designated by the Seller of immediately available funds in the amount of Five Hundred Thousand Dollars (the "Extension Deposit"), provided that the Extension Deposit is received prior to 5:00 p.m. (Eastern Daylight Time) on Monday, June 30, 2003.

         Upon the Seller's receipt of the Extension Deposit, references in the Agreement to the "Termination Date" shall be deemed to mean July 31, 2003 and references in the Agreement to the "Deposit" shall be deemed to be references to both the initial deposit of $500,000 as described in Section 2.2 of the Agreement (the "Initial Deposit") and the Extension Deposit. Accordingly, the Deposit (consisting of both the Initial Deposit and the Extension Deposit) shall be handled in the manner set forth in Section 2.2 of the Agreement.

         Except as otherwise provided in this letter agreement, the Agreement shall remain unchanged and in full force and effect. From and after the execution of this letter agreement by each of the Purchaser and the Seller, any reference to the Agreement shall be deemed to be a reference to the Agreement as modified by this letter agreement.

         This letter agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

         This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         If the Purchaser is in agreement with the foregoing, please indicate such agreement by executing this letter agreement where indicated below.

                                    Very truly yours,

                                    MERIT PARTNERS, LLC
                                    By:  NorthStar Partnership, L.P.
                                    Its: Sole Member
                                       By:  NorthStar Capital Investment Corp.
                                       Its: General Partner


                                    By: /s/ Richard J. McCready
                                        ----------------------------------
                                    Name:  Richard J. McCready
                                    Title: Vice President


AGREED AS OF THE DATE WRITTEN ABOVE:

EMERITUS CORPORATION


By: /s/ Raymond R. Brandstrom
    -------------------------
Name:  Raymond R. Brandstrom
Title: Vice President of Finance